Exhibit 10.2

PDVWIRELESS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between pdvWireless, Inc., a Delaware corporation, with its principal place of business at 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424 (the “Company”), and John Pescatore, an individual with his principal address at *** (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). All capitalized terms used in this Agreement not otherwise defined herein shall have the meanings set forth the Transition Agreement, except as otherwise specified.

A. The Parties have executed this agreement in connection with their execution of the Continued Service, Consulting and Transition Agreement, dated April 23, 2018 (the “Transition Agreement”).

B. Contingent upon the Transition Agreement becoming effective pursuant to its terms and in consideration for Consultant’s obligations and promises in this Agreement and in the Transition Agreement, the Company agrees to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant agrees to perform such services, on the terms described below, effective as of the Separation Date (as defined in the Transition Agreement).

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Transition Agreement, the Parties agree as follows:

1. Services and Compensation

Contingent upon the Transition Agreement becoming effective pursuant to its terms, Consultant agrees to perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services, during the Term (as defined below).

2. Confidentiality

A. Definition of Confidential Information.  “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, business plans, financial, accounting, tax or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B. Nonuse and Nondisclosure. During and after the Term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B. shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3. Ownership

A. Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B. Third Party Materials. Subject to Section 3.A, Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, that has not previously been assigned to the Company during Consultant’s employment with the Company.  Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party (in which Consultant has no interest) into any Invention without Company’s prior written permission.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant in connection with performing Services under this Agreement (solely or jointly with others) during the Term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

E. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4. Conflicting Obligations

Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the Term of this Agreement.

5. Return or Destruction of Company Materials

All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that Consultant uses, prepares or comes into contact with during the course of his services to the Company under this Agreement shall remain the sole property of the Company, and at the Company’s written request shall either be turned over to the Company or destroyed by Consultant (which destruction shall be confirmed in writing by Consultant) upon termination of Consultant’s services to the Company pursuant to this Agreement.

6. Term and Termination

A. Effective Date.  Consultant understands that this Agreement shall be null and void and shall not be effective unless and until the Transition Agreement becomes effective in accordance with its terms (the “Effective Date”).

B. Term. The term of this Agreement (the “Term”) will begin on the Separation Date (as defined in the Transition Agreement) and will continue for a period of thirty six (36) months thereafter (the “Consulting End Date”).

C. Termination. This Agreement will terminate upon the Consulting End Date.  The Company may terminate the Agreement with or without Cause (as defined below), upon providing Consultant with written notice of such termination pursuant to Section 11.G of this Agreement (the “Termination Notice”).  In the event the Company terminates this Agreement without Cause, the Company shall: (i) pay Consultant all amounts that would have been paid under the Transition Agreement and this Agreement through the Consulting End Date within ten (10) business days of the Termination Notice; (ii) Pescatore’s non-performance based Equity Awards shall immediately accelerate so that Pescatore shall vest in all non-performance based Equity Awards through the Consulting End Date as provided in Section 5.B of the Transition Agreement and such Equity Awards shall remain exercisable for nine (9) months after the Consulting End Date and (iii) Pescatore’s performance based Equity Awards shall remain outstanding and shall vest in accordance with Section 5.C of the Transition Agreement.  For purposes of this Agreement, if the Company undergoes a Change in Control (as defined below) or a Default Event (as defined below), the Company shall be deemed to have terminated the Consultant without Cause on the occurrence of such event.  In the event the Company elects to terminate this Agreement for Cause, the Company shall provide Consultant with the basis for such termination in the Termination Notice and provide Consultant with a thirty (30) day cure period, if the basis for such termination for Cause is subject to Cure.  In the event the Company terminates this Agreement with Cause and the Consultant does not, or cannot, cure the basis for such termination for Cause within the thirty (30) day cure period, the Company shall: (i) pay Consultant all amounts that would have been paid under the Transition Agreement and this Agreement through the Consulting End Date within ten (10) business days of the termination date; (ii) Pescatore’s non-performance based Equity Awards shall vest as provided in Section 5.B of the Transition Agreement through the date he is terminated for Cause (i.e., on a monthly basis through the date he is terminated for Cause) and shall be exercisable for nine (9) months after the date he is terminated for Cause and (iii) Pescatore’s performance based Equity Awards shall remain outstanding and shall vest in accordance with Section 5.C of the Transition Agreement.  The Company’s determination to terminate Consultant for Cause, and any subsequent determination that Consultant has not timely cured, or cannot cure, the basis for such termination for Cause, must be made by the Company’s Board of Directors (acting in good faith by majority vote).

D. Survival.  Upon any termination of this Agreement, Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 5 (Return of Company Materials), Section 6 (Term and Termination), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Limitation of Liability), Section 10 (Arbitration and Equitable Relief), and Section 11 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

E.Definitions:

(1) “Cause” means the Consultant’s material breach, and failure to cure, of the restrictions and obligations of Consultant set forth in Sections 9 and 10 of the Transition Agreement.

(2)“Change in Control” shall have the meaning assigned to such term in the Company’s Executive Severance Plan (the “Plan”).

(3)“Default Event” shall mean the happening of one of the following events: (i) the Company shall (a) discontinue its business, (b) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (c) admit in writing its inability to pay its debts as they mature, (d) make a general assignment for the benefit of creditors, (e) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (f) materially breach any term of the Transition Agreement, this Agreement or any other agreement between the Company and Consultant (for purposes of clarity, the Company’s failure to timely make any payments owed to Pescatore under this Agreement or the Transition Agreement by more than twenty (20) days after receiving notice of non-payment from Pescatore shall be deemed to be a material breach of this Agreement by the Company and shall constitute a Default Event); or (ii) there shall be filed against the Company an involuntary petition seeking reorganization of the Company or the appointment of a receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction.

7. Independent Contractor; Benefits; Company Policies

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

C.Company Policies.  Consultant acknowledges and agrees that during the Term consultant shall be subject to the terms and conditions of the Company’s Code of Business Conduct and any other policies applicable to Consultants, including the Company’s Disclosure Policy.

8. Indemnification
A. Consultant Indemnification. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any intentionally wrongful act of Consultant in performance of the Services, (ii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iii) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the Inventions or other deliverables of Consultant under this Agreement.

B. Company Indemnification. Consultant and the Company entered into an Indemnification Agreement, effective August 4, 2004, in connection with Consultant’s service as an officer and director of the Company (the “Indemnification Agreement”).  The Company agrees that Indemnification Agreement shall apply to and cover Consultant’s Services under this Agreement, and the Company agrees to comply with its obligations set forth in the Indemnification Agreement.

9. Limitation of Liability

IN NO EVENT SHALL COMPANY OR CONSULTANT BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

10. Arbitration and Equitable Relief

A. Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN PASSAIC COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW JERSEY LAW, INCLUDING THE NEW JERSEY CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW JERSEY LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW JERSEY LAW, NEW JERSEY LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES

TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

B. Voluntary Nature of Agreement. Consultant acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that he has carefully read this Agreement and that Consultant has asked any questions needed for Consultant to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving his right to a jury trial.  Finally, Consultant agrees that he has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.

11. Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of New Jersey, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Passaic county, in the state of New Jersey.

B. Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

C. Entire Agreement. This Agreement, together with the Transition Agreement, the PIAA, the Indemnification Agreement, the Mutual Bring-Down Release, the Stock Plans and

the Equity Awards, constitute the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties.  Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile or email, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 11.G.

If to the Company, to:

pdvWireless, Inc.

3 Garret Mountain Plaza, Suite 401

Woodland Park, New Jersey 07424

Attn: Chairman of the Board

The one exception to the notice requirement will be the delivery of invoices, or requests for expense reimbursement, by the Consultant to the Company.  Invoices and requests for expense reimbursement will be delivered by Consultant via e-mail to Tim Gray at tgray@pdvwireless.com

If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

H. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

I. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT	PDVWIRELESS, INC.
By: /s/ John Pescatore	By: /s/ Brian McAuley
Name: John Pescatore	Name: Brian McAuley
Title: Consultant	Title: Chairman of the Board

EXHIBIT A

SERVICES AND COMPENSATION

1. Services. The Services will include, but will not be limited to, the following:

During the Term, Consultant will make himself available, at reasonable times and upon reasonable notice, not to exceed eight (8) hours per month in any given month (which shall not include any time Consultant spends attending Board meetings or related to Consultant’s service as a director on the Company’s Board of Directors) to provide transition services and such other services as mutually agreed to by Consultant and Chairman of the Board or the Company’s Board of Directors.  The Company acknowledges and agrees that Consultant can be employed by and/or serve as a consultant and/or a director with one or more entities on a full-time basis during the term of this Agreement, and as a result, the Company agrees to consider and respect Consultant’s other obligations when making requests for Services under this Agreement.

2. Compensation.
A. The Compensation payable to Consultant for the Services is set forth in the Continued Services, Consulting and Transition Agreement, dated as of the date hereof.

B. The Company will reimburse Consultant, in accordance with  the Company’s policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement; provided that Consultant receives written consent from an authorized agent of the Company prior to incurring expenses greater than $1,000 and submits receipts for such expenses to the Company in accordance with Company policy.

In order to help prevent adverse tax consequences to Consultant under Section 409A (as defined below), in no event will any payment under Section 3.A. of this Exhibit be made later than the later of (1) March 15th of the calendar year following the calendar year in which such payment was earned, or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned. All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.